Exhibit 5.2

Pentair Ltd.

Freier Platz 10

8200 Schaffhausen

Switzerland

Pentair Finance S.A.

26, boulevard Royal

L-2449

Luxembourg

Zurich, March 11, 2013

Dear Sir or Madam

We have been asked to issue an opinion letter as Swiss legal counsel of Pentair Ltd., Schaffhausen (the “Parent Guarantor”) as to Swiss law in connection with the registration statement on Form S-4 (the “Registration Statement”) of the Parent Guarantor and Pentair Finance S.A., a Luxembourg public limited liability company (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with an offer to exchange (a) all outstanding USD 350,000,000 1.350% senior notes due 2015 for new registered USD 350,000,000 1.350% senior notes due 2015, (b) all outstanding USD 350,000,000 1.875% senior notes due 2017 for new registered USD 350,000,000 1.875% senior notes due 2017, (c) all outstanding USD 250,000,000 2.650% senior notes due 2019 for new registered USD 250,000,000 2.650% senior notes due 2019, (d) all outstanding USD 373,026,000 5.000% senior notes due 2021 for new registered USD 373,026,000 5.000% senior notes due 2021, (e) all outstanding USD 550,000,000 3.150% senior notes due 2022 for new registered USD 550,000,000 3.150% senior notes due 2022 (all such new notes the “New Notes”). The Parent Guarantor will unconditionally guarantee (the “New Guarantees”) the due and punctual payment of the principal of, premium, if any, and interest and additional amounts, if any, on the New Notes.

1	In arriving at the opinions expressed below, we have, among other things, relied on the following documents:

a)	a copy of the excerpt from the commercial register of the Canton of Schaffhausen in relation to the Parent Guarantor certified by such commercial register to be up-to-date as at March 7, 2013;

Bär & Karrer	2

b)	a copy of the articles of association of the Parent Guarantor dated September 14, 2012, certified by the commercial register of the Canton of Schaffhausen to be up-to-date as at March 7, 2013 (the “Articles of Association”);

c)	a copy of the signed secretary’s certificate of the Parent Guarantor dated March 11, 2013 including extracts of resolutions duly adopted by the Board of Directors of the Parent Guarantor on September 10, 2012, September 12, 2012 and November 16, 2012, and written consents of an authorized Representative, dated September 10, 2012 and November 19, 2012 and containing certain representations, including in relation to the absence of any liquidation, insolvency, bankruptcy or administration proceedings;

d)	a copy of the signed indenture dated September 24, 2012 made by and among the Company as issuer, the Parent Guarantor and Wells Fargo Bank, National Association as trustee (the “Base Indenture”);

e)	a copy of the signed first supplemental indenture, dated September 24, 2012, made by and among the Company as issuer, the Parent Guarantor, Wells Fargo Bank, National Association as trustee (the “Trustee”) and Pentair, Inc. (“Pentair”), the second supplemental indenture, dated September 24, 2012, made by and among the Company as issuer, the Parent Guarantor, the Trustee and Pentair, the third supplemental indenture, dated November 26, 2012, made by and among the Company as issuer, the Parent Guarantor and the Trustee, the fourth supplemental indenture, dated November 26, 2012, made by and among the Company as issuer, the Parent Guarantor and the Trustee, and the fifth supplemental indenture, dated December 18, 2012, made by and among the Company as issuer, the Parent Guarantor and the Trustee (collectively, the “Supplemental Indentures” and with the Base Indenture, the “Indenture”);

f)	the forms of New Guarantees (the “New Guarantees”, together with the Base Indenture, and the Supplemental Indentures, the “Subject Agreements”); and

g)	a copy of the Registration Statement in relation to the issue by the Company and the Parent Guarantor of the New Notes.

We have further examined such public records and registers in Switzerland as were available to us for purposes of rendering this opinion. In relation to public registers, and excerpts therefrom, we have relied on the statutory assumption pursuant to the Swiss Civil Code of December 10, 1907, as amended, that such instruments constitute full proof of the facts evidenced therein.

Bär & Karrer	3

2	In arriving at the opinions expressed below, we have made the assumptions:

a)	that all documents submitted to us as copies are complete and conform to their originals and the authenticity of all such originals;

b)	that all signatures on such documents are genuine and all individuals who have signed such documents are identical with the ones mentioned in the relevant extracts of the commercial register, the board resolutions specified under Clause 1c) above and the Secretary’s Certificate;

c)	that the statements made in the officer’s certificate referred to in Clause 1c) are true and correct;

d)	that all representations and warranties as to factual matters and all factual information contained in and material statements given in connection with the Indenture were true and accurate when given and are still true and accurate on the date hereof;

e)	that all parties to the Indenture, other than the Parent Guarantor, are duly organized, validly existing and in good standing under all laws applicable to such parties and have the capacity, power and authority to execute and deliver each of the Indenture and to perform their obligations thereunder, and to sue and be sued in their own name;

f)	that the Subject Agreements have been validly authorized, executed and delivered by and are binding on the parties thereto other than the Parent Guarantor; and

g)	that all written agreements, resolutions, regulations, powers of attorney and other documents examined remain in full force and effect as of the date of this letter and have not been amended, revoked or affected by any action subsequent to their execution or taking, and that the terms of each agreement examined reflect the true intent and the entire agreement of the parties thereto in respect of its subject matter (except as otherwise stated therein).

3	The opinions expressed herein are limited to matters governed by the laws of Switzerland as in force and interpreted at the date hereof. Based upon the foregoing, and subject to the qualifications set forth under paragraphs 4 and 5 below, we are of the following opinion:

a)	The Parent Guarantor is a duly organized stock corporation (Aktiengesellschaft) validly existing under the laws of Switzerland.

b)

The Parent Guarantor has the corporate power to enter into, and perform its obligations under, the New Guarantees. The execution, delivery and performance by the Parent Guarantor of the New Guarantees has been duly

Bär & Karrer	4

authorized by all necessary corporate action on the part of the Parent Guarantor in the form of the copies referred to in Clause 1c).

4	This opinion is subject to Swiss law. The opinions expressed herein are limited to questions arising under the laws of Switzerland, and we express no opinion as to the laws of any other jurisdiction. The opinions herein are subject to the collection and bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors and secured parties in general (including, without limitation, provisions relating to voidable preferences as set forth in articles 285 et seq. of the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended), laws or principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch) and the principle of good faith (Grundsatz von Treu und Glauben)), and public policy, as defined in articles 17-19 of the Swiss Private International Law Act of 18 December 1987, as amended, as well as to the laws and rules of civil procedure and, as the case may be, arbitration rules as applicable to creditors or debtors and claimants and defendants generally. Except as expressly otherwise stated elsewhere in this opinion, no opinion is expressed as to the accuracy of the representations and warranties set out in the Subject Agreements.

5	We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Yours faithfully,

/s/ Bär & Karrer AG

Bär & Karrer AG